Exhibit 10.14
AMENDMENT NO. 1
TO EMPLOYMENT AGREEMENT FOR ROBERT C. BOUCHER, JR.
     THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Contract dated March 1, 2002 (the “Employment Contract”), is dated effective as of May 24, 2004, by and between Robert C. Boucher, Jr., an individual, hereinafter referred to as “Executive”, and Synagro Technologies, Inc, a Delaware corporation, hereinafter referred to as “Synagro” or the “Company.”
     WHEREAS, Executive and Synagro entered into the Employment Contract as of March 1, 2002 when he was hired as the Company’s President and Chief Operations Officer;
     WHEREAS, Executive was promoted by the Company’s Board of Directors from President and Chief Operating Officer to Chief Executive Officer;
     WHEREAS, Executive and Synagro desire to amend the Employment Contract in certain respects as more specifically set forth below to reflect Executive’s duties and responsibilities as Chief Executive Officer; and
     WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Employment Contract.
     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants set forth herein, agree as follows:
     Amendments to Employment Contract.
1.	The parties hereby agree to amend Section “1 Employment” in it’s entirety to read as follows:
     “During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve, as Chief Executive Officer of the Company. Executive’s principal place of employment shall be at the Company’s principal corporate offices in Houston, Texas during the Employment Period.
2.	The parties hereby agree to amend Section “2 Compensation” in part as follows:
     The annual base salary stated in Section 2 is hereby changed from “$240,000” to read “$265,200.”
3.	The parties hereby agree to amend Section “3 Duties and Responsibilities of Executive” in it’s entirety to read as follows:
“During the Employment Period, Executive shall devote his services full time to the business of the Company and perform the duties and responsibilities assigned to him by the Board of Directors to the best of his ability and with reasonable diligence. In determining Executive’s duties and responsibilities, the Board of Directors shall act in good faith and shall not assign duties and responsibilities to Executive that are not appropriate or customary with respect to the position of Executive hereunder. This Section 3 shall not be construed as preventing Executive from engaging in reasonable volunteer services for charitable, educational or civic organizations, or from investing his assets in such form or manner as will not require a material amount of his services in the operations of the companies or businesses in which such investments are made.”
4.	The parties hereby agree to amend Section “4 Term of Employment” in part as follows:
The Term of Employment stated in Section 4 is hereby changed from “12 consecutive months” to read “24 consecutive months.” All places in the Employment Contract where the Term of Employment refers to “12 months” are hereby changed to “24 months.”
5.	The parties hereby agree to amend Section “6 Rights and Payments upon Termination” in part as follows:
The first paragraph of sub-section 6(b) Severance Payment is amended in it’s entirety to read as follows: “Notwithstanding any other provision of this Agreement to the contrary, in the event that: (i) Executive’s employment hereunder is terminated by the Company at any time for any reason except (A) for Cause (as defined below) or (B) Executive’s death or Disability (as defined below) or (ii) Executive terminates his own employment hereunder at any time for Good Reason (as defined below), then, in either such event, Executive shall be entitled to receive, and the Company shall be obligated to pay, a lump sum cash payment equal to two hundred percent (200%) of the sum of X and Y. For purposes of the immediately preceding sentence, X is the present value of Executive’s annual salary pursuant to Section 2 or the annual salary then being paid to him, whichever is greater, and Y is the Executive’s bonus payment(s) made by the Company to the Executive in the Company’s fiscal year immediately preceding the fiscal year in which his termination of employment occurred. For purposes of the immediately preceding sentence, the “present value” of such annual salary shall be determined in accordance with the regulations under Section 280G of the Code (as defined below). Also, except as otherwise specifically provided in this Section 6(b), such severance payment shall be in addition to, and shall not reduce or offset, any other payments that are due to Executive from the Company or any other source or under any other agreements, except any severance pay plan or program maintained by the Company that covers employees generally. The provisions of this Section 6(b) shall supersede any conflicting provisions of this Agreement but shall not be construed to curtail, offset or limit Executive’s rights to any other payments, whether contingent upon a Change in Control (as defined below) or otherwise, under the Agreement or any other agreement, contract, plan or other source of payment except as specifically provided herein. In addition, in the event of a Change in Control, Executive shall be entitled to receive the bonus payment described in Section 9 hereof, if applicable.”
6.	“To achieve the goals and objectives set out in the Recitals, which are incorporated into this Agreement as though more fully set forth in this Section, Synagro and Executive agree that for so long as Executive remains employed by Synagro and for thirty-days thereafter, in the event that:
(i)	Executive’s employment hereunder is terminated by the Company at any time for any reason except (A) for Cause or (B) Executive’s death or Disability;

(ii)	Executive terminates his own employment hereunder at any time for Good Reason; or

(iii)	a Change of Control (not otherwise waived pursuant to this Agreement) occurs
Executive shall be entitled to receive, and the Company shall be obligated to elect at its option to either (a) issue options to purchase a certain number registered shares of the Company’s common stock (the “Base Option Amount”) at an exercise price of $2.50 per share which shall be fully vested but non-transferable and which shall expire, notwithstanding any agreement or arrangement to the contrary, 90 days from the date of issue; (b) a number of registered shares (if the Company is publicly traded at such time) of the Company’s common stock equal to the result of (A) the product of (x) the Base Option Amount and (y) the Fair Market Value per share of the Company’s common stock less $2.50 divided by (B) the Fair Market Value per share of the Company’s common stock; or (c) a cash payment equal to (x) the Fair Market Value of the Company’s common stock per share less $2.50 multiplied by (y) the Base Option Amount (alternatives (a), (b) and (c) collectively, the “Option Payment”). As a condition to receiving the Option Payment, Executive must surrender all other options to purchase Synagro common stock that he has been granted. However, the Option Payment shall not be required to be made if Executive has, at any time, whether before or after the date of this agreement, been granted (for purposes hereof, existing options which are repriced to an exercise price of $2.50 shall be deemed to be re-granted) options to purchase an aggregate amount of shares of common stock of Synagro equal to the Base Option Amount with an average strike price of $2.50 or less. For purposes hereof, “Fair Market Value” shall mean, with respect to any date on which any determination of Fair Market Value is to be made, the average closing price of shares of the Company’s common stock sold on the NASDAQ National Market System during the previous 21 trading days. For purposes hereof, “Base Option Amount” is equal to the total number of outstanding options that had been issued to Executive by Synagro.
For purposes of this Section, “Cause”, “Change in Control”, “Disability” and “Good Reason” shall have the meanings ascribed to such terms in the Employment Contract.”
     Ratification. Except as expressly amended by this Amendment, the Employment Contract shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Employment Contract are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Employment Contract.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first above written.

SYNAGRO TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ ALVIN L. THOMAS
Alvin L. Thomas

/s/ ROBERT C. BOUCHER, JR.
Robert C. Boucher, Jr.,

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